SWANK, INC.
                         90 PARK AVENUE
                    NEW YORK, NEW YORK 10016


                                            Effective May 1, 2000

The Macht Group
99 High Street
20th Floor
Boston, Massachusetts 02110

Attention: John J. Macht, President

Dear John:

           This will confirm the understanding between The Macht
Group ("Macht") and Swank, Inc. ("Swank") as follows:

           Macht may from time to time bring to Swank's attention certain potential license arrangements pursuant to which Swank shall be the exclusive licensee for the manufacture, promotion, distribution and sale of products under the trademark or trade name owned by the licensor in such arrangement (each, a "License"). Macht and Swank hereby agree that if, during the period from and after May 1, 2000 to and including April 30, 2001, Swank shall enter into any License with a licensor to whom Swank has not previously been introduced or with whom Swank has not had previous discussions or business arrangements, Macht will be entitled to receive an amount equal to one (1%) percent of Swank's Net Sales (as def1ned below) under and during the term, including all renewals of the term (the "Term"), of such License. For purposes of this letter agreement, the term "Net Sales" shall have the same meaning as set forth in the License executed by Swank; provided, that if such term is not so defined, the term "Net Sales" shall mean the gross sales price of goods sold pursuant to such License less all manufacturing, sales, luxury, purchase and other taxes of any kind or nature and less trade discounts, returns, credits and allowances. Amounts payable to Macht by Swank will be paid contemporaneously with the payment of royalties by Swank to the licensor under such License. Discounts, returns, credits and/or allowances not deducted by Swank in determining amounts payable or paid to Macht at any time and from time to time under this letter agreement may be deducted from amounts payable thereafter to Macht. Any amounts not so deducted by Swank shall be repaid to Swank by Macht promptly upon request by Swank. In the event of a termination of any License, Swank's obligation to pay amounts to Macht in respect of such License shall terminate contemporaneously therewith. Nothing herein shall require Swank to amend, modify or renew any such License or to keep any such License in effect.

           Nothing in this letter agreement shall require Swank to agree to or to enter into any License. The decision to agree to any License shall be made, in each and every case, by Swank in its sole and absolute discretion. In addition, nothing in this letter agreement shall be deemed or construed to confer upon Macht or any other party any rights or interests, including that of a third-party beneficiary, in any License.

           This letter agreement constitutes the entire agreement between Swank and Macht with respect to the subject matter hereof, supersedes all other agreements and understandings between Swank and Macht and may not be amended or modified except by a written instrument signed by both Swank and Macht. Macht may not, voluntarily or involuntarily, by operation of law or otherwise, assign, convey, or in any other manner transfer or encumber, any or all of its rights or delegate any or all of its duties hereunder without the prior written consent of Swank. Subject to the foregoing, this letter agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to principles of conflicts or choice of law.

           If the foregoing correctly reflects our
understanding, please sign this letter agreement where indicated below and return it to Swank. The enclosed copy if for your records.

                                   Very truly yours,

                                   SWANK, INC.


                                   By:   /s/ John A. Tulin
                                         John A. Tulin, President


AGREED:

THE MACHT GROUP

By: /s/ John J. Macht
   John J. Macht, President